Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Palvella Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Title of each Class of Securities to be Registered	Fee Calculation Rule	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.001 per share (1)	Rule 457(c)	5,634,504	(2)	$11.87	$66,881,562.48	0.00015310	$10,239.57
	Total		5,634,504			$66,881,562.48	0.00015310	$10,239.57
	Total Fee Offsets							-
	Net Fee Due							$10,239.57

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such an indeterminate amount of shares of common stock as may become issuable to prevent dilution resulting from stock splits, stock dividends and similar events.

(2)

The amount registered consists of up to (i) 3,168,048 shares of common stock held by certain selling stockholders and (ii) 2,466,456 shares of common stock issuable upon the exercise of pre-funded warrants held by certain selling stockholders.

(3)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the shares of common stock on the Nasdaq Capital Market on December 23, 2024 (such date being within five business days of the date that this registration statement was first filed with the Securities and Exchange Commission, in accordance with Rule 457(c) under the Securities Act).